FOR IMMEDIATE RELEASE
August 9, 2017

NORWOOD FINANCIAL CORP. ANNOUNCES 50% STOCK DIVIDEND

Honesdale, Pennsylvania-August 9, 2017.  Norwood Financial Corp. (the "Company") (Nasdaq Global Market: "NWFL"), the holding company for Wayne Bank, today announced that the Company's Board of Directors had declared a 50% stock dividend on its outstanding Common Stock.  As a result of the dividend, stockholders will own three shares for each two shares they currently own.  Cash will be paid in lieu of fractional shares based on the closing price of the Common Stock on the record date.  The stock dividend is payable on September 15, 2017, to stockholders of record as of August 22, 2017.

Lewis J. Critelli, President of the Company, stated that the Board of Directors "was pleased to declare this dividend as another method to deliver shareholder value and enhance the liquidity of our stock.  As a result of the Board's action today, the outstanding shares of the Company's common stock will increase by approximately 2,080,679 shares, from 4,161,357 shares outstanding to 6,242,036 shares outstanding."

Norwood Financial Corp., through its subsidiary Wayne Bank, operates fourteen banking offices in Wayne, Pike, Monroe and Lackawanna Counties, Pennsylvania and twelve banking offices in Sullivan and Delaware Counties, New York. The Company's stock is traded on the Nasdaq Global Market under the symbol "NWFL".

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements.  When used in this discussion, the words believes, anticipates, contemplates, expects and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected.  Those risks and uncertainties include changes in federal and state laws, changes in interest rates, risks associated with the acquisition of Delaware Bancshares, Inc., the ability to control costs and expenses, demand for real estate and general economic conditions.  The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.